Exhibit 10

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Agreement is between The Manitowoc Company, Inc. (which in this Agreement is referred to as “Manitowoc” or “the Company”) and Barry L. Pennypacker, who is referred to as “Employee” or “Pennypacker.”

WHEREAS, Pennypacker has decided to resign his employment and all offices with the Company and its affiliates, including Board Member, President and Chief Executive Officer of The Manitowoc Company; and

WHEREAS, the Company is willing to accept Pennypacker’s resignation and provide Pennypacker with a severance package in return for the execution of an agreement that is acceptable to the Company, which includes various obligations owed by Pennypacker.

NOW, THEREFORE, Employee and the Company have agreed to the severance package and terms and conditions identified below, including a release of all claims and ongoing obligations to provide assistance to the Company as it may require upon its request:

1.Separation Date. Pennypacker and Manitowoc have agreed that Employee’s end of employment shall be and is as of August 5, 2020 (the “Separation Date”).  Both Pennypacker and Manitowoc acknowledge that this amicable separation shall fully and finally compromise and settle any differences that may exist between them on the terms set forth in this Agreement. Pennypacker also acknowledges, agrees and represents that he has been paid and has received all compensation and/or other amounts due that he earned on or before the date he signed this Agreement, including but not limited to all wages, salary, bonuses, incentive compensation, accrued vacation, sick and personal day pay.  Pennypacker further agrees that Manitowoc’s payment and his receipt of all compensation due him earned on or before the date he signed this Agreement is not and has not been conditioned upon his execution of this Agreement.

2.Employment Termination.  Pennypacker understands that his employment with Manitowoc is considered ended effective the Separation Date, based on Employee’s resignation.

3.Severance Pay and Benefits. In return for the execution of this Agreement, it becoming effective (see paragraph 17), and Pennypacker honoring all of its terms (and continuing to honor all of its terms), the Company will provide Pennypacker with the following pay and benefits.

a.Severance Pay.  Severance pay equal to two times (2x) the sum of Pennypacker’s (i) base salary ($1,000,000.00) and (ii) his bonus at target ($1,000,000.00), for a grand total of Four Million Dollars and Zero Cents ($4,000,000.00), less applicable withholding and deductions.  The severance pay will be provided in accordance with the Company’s regular payroll process for a twenty-four month period, commencing with the first payroll that is more than thirty (30) days after the Separation Date (see paragraph 1), provided that the Agreement has then become effective (see paragraph 17).  The severance payments shall be allocated as if provided during the twenty-four (24) months immediately following the Separation Date for unemployment compensation and other purposes – this period shall be known as the “Severance Period” – and the first payment shall include an initial catch-up payment to compensate for the period from the Separation Date to the first payroll that is more than thirty (30) days after the Separation Date.  Should Pennypacker materially violate, in the Company’s exclusive determination exercised in good faith, any term of this Agreement during the Severance Period, all future payments of severance shall immediately cease and no more shall be forthcoming.

b.Bonus Severance.  In addition, the Company shall provide Pennypacker with a pro-rata share of that amount to which he would have otherwise been eligible to receive as a bonus under the Company’s 2020 Short-Term Incentive Plan had he completed his current year of employment. The bonus severance shall be provided in a lump sum, less withholding and deductions, at the same time as short-term incentive bonus payments are provided to other executives in the Company (approximately March 1, 2021), so long as Pennypacker has not materially violated, in the Company’s exclusive determination exercised in good faith, any term of this Agreement.

c.Deferred Compensation.  Further, the Company shall provide an employer contribution to Pennypacker’s deferred compensation account under the Company’s Deferred Compensation Plan for the 2020 plan year in the amount of One Hundred Seventy-Five Thousand Dollars and Zero Cents ($175,000.00).  The contribution shall be made by the Company at the same time when it makes contributions to other similar accounts for the 2020 plan year in or about March, 2021.

d.Additional Payment for Review Costs.  The Company shall also provide Pennypacker with Fifteen Thousand Dollars and Zero Cents ($15,000.00), less applicable withholding and deductions, which is intended to cover any costs or fees incurred by Pennypacker to have counsel of his own choosing review and provide advice on this Agreement.  The payment in this paragraph shall be added to the first payment made consistent with the payment of the Severance Pay above.

e.Equity Compensation.  The outstanding equity-based awards held by Pennypacker under The Manitowoc Company, Inc. 2013 Omnibus Incentive Plan (the “Plan”) as of the Separation Date shall be treated in accordance with the Plan and the applicable award agreement except to the extent otherwise provided below:

i.All unvested stock options shall be forfeited as of the Separation Date.  All outstanding vested stock options shall remain exercisable until the earlier of (A) twelve (12) months following the Separation Date and (B) the expiration date set forth in the applicable award agreement.

ii.A portion of outstanding unvested restricted stock units shall vest as of the Separation Date.  For the avoidance of doubt, the parties agree that the number of Pennypacker’s outstanding restricted stock units that will be vested as of the Separation Date is as follows:

Grant Date	# of Shares	Vested	Unvested	Additional Vesting of Unvested RSUs	Total Vested RSUs
2/26/2020	72,757	0	72,757	24,252	24,252
2/27/2019	41,472	13,824	27,648	13,824	27,648

iii.All outstanding unvested performance share units shall be forfeited.

f.COBRA.  As of the Separation Date, any group health insurance coverage and/or dental reimbursement coverage Pennypacker may have with the Company will be terminated and applicable COBRA coverage will be made available to Pennypacker.  The available coverage is the same coverage that is available for all non-represented employees of the Company.  Beginning on the Separation Date, Pennypacker understands that Pennypacker is eligible to elect continued health and/or dental insurance coverage under COBRA.  If Pennypacker elects continued coverage under COBRA, the Company agrees to reimburse Pennypacker for 100% of the monthly COBRA cost upon receipt of proof of payment from the Separation Date through eighteen (18) months following the Separation Date (the “COBRA End Date”).  To be eligible for reimbursement, Pennypacker must submit proof of payment within 30 days of payment. Pennypacker understands it is Pennypacker’s sole obligation to make these COBRA payments on a monthly basis in order to continue Pennypacker’s health or dental insurance benefits and that failure by Pennypacker to make these payments timely will result in cessation of benefits.  If Pennypacker obtains other employment prior to the COBRA End Date that offers any of such insurance coverage, the Company’s obligation to reimburse Pennypacker for COBRA payments will be terminated.  Following the COBRA End Date, to the extent Pennypacker has not obtained and does not obtain other employment that offers any of such insurance coverage, the Company will continue to offer continued coverage under its group health and/or dental insurance plan to Pennypacker on the same terms that are available for all non-represented employees of the Company until the second anniversary of the Separation Date (the “Coverage End Date”) and, if Pennypacker elects continued coverage, then the Company will reimburse Pennypacker for 100% of the monthly cost of such coverage upon receipt of proof of payment until the Coverage End Date.

The benefits provided for in this paragraph shall immediately cease upon violation of any provision in this Agreement by Pennypacker or should Pennypacker otherwise become eligible to receive health or dental benefits through a new employer.  Pennypacker agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company regarding benefit eligibility subsequent to the Separation Date.

4.Acknowledgement and Waiver.  Pennypacker understands that the severance pay and benefits provided in paragraph 3.a thru 3.f. will not be paid or provided unless he accepts this Agreement, it becomes effective (see paragraph 17), he continues to honor all of its terms and he waives any and all rights under Section 7(c) of the Contingent Employment Agreement between Pennypacker and the Company (the “Contingent Agreement”) regarding a termination of employment prior to a Change of Control (as defined in the Contingent Agreement).

5.Release.  Pennypacker understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 8, he is forever waiving and giving up any and all claims he may have, whether known or unknown, against Manitowoc, its subsidiaries and related companies, their insurers, their officers and directors, their employees and agents for any personal monetary relief for himself, benefits or remedies that are based on any act or failure to act that occurred before he signed this Agreement.  Pennypacker understands that this release and waiver of claims includes claims relating to his employment and the termination of his employment; any Company policy, practice, contract or agreement; any tort or personal injury; any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation, including but not limited to under the Pennsylvania Wage Payment & Collection Law; any laws governing employment discrimination or retaliation including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Older Worker Benefits Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, and any state or local laws, including but not limited to the Pennsylvania Human Relations Act and the Wisconsin Fair Employment Act; any laws or agreements that provide for punitive, exemplary or statutory damages; and any laws or agreements that provide for payment of attorney fees, costs or expenses. PENNYPACKER UNDERSTANDS THAT THIS AGREEMENT RELEASES ALL CLAIMS BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE OF THIS AGREEMENT, EVEN IF HE DOES NOT, AT THE TIME HE SIGNS THIS AGREEMENT, HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS.

6.No Disparagement. Pennypacker agrees not to make critical, negative or disparaging remarks about the Company, its products/services, its subsidiaries and related companies, their insurers, their officers and directors, their employees or agents to others.  Pennypacker also agrees not to disclose personal or private information about the Company or its subsidiaries and related companies, their insurers, their officers and directors, their employees, agents or clients. Company executive leadership similarly agrees not to cause any Company employee to make critical, negative or disparaging remarks about Pennypacker. To the extent the NLRA applies to Pennypacker, he understands that nothing in this paragraph 6 is intended to prohibit him from any activity that constitutes a concerted, protected activity under the NLRA, including commenting upon his terms and conditions of employment; and the obligations in this paragraph shall be interpreted consistent with the NLRA, but only to the extent the NLRA applies to Pennypacker.  In addition, nothing in this paragraph (or this Agreement) is intended to prohibit Pennypacker from sharing information relative to any alleged sexual harassment or sexual assault.

7.Advisory Role.  Pennypacker agrees that he is not now nor hereafter entitled to employment or reemployment with Manitowoc, its subsidiaries or related companies; however, he agrees to serve in an advisory role to the Company and to provide counsel and advice whenever the Company seeks such services from him.  Such services shall be provided at reasonable times and only through December 31, 2020, and only when the Chairman or the Chief Executive Officer of the Company seek such services.  Pennypacker acknowledges that the severance pay he is receiving during the Severance Period, is provided in part to compensate him for such advisory role services if sought by the Company.

8.Claims Not Waived.  Pennypacker understands that this Agreement does not waive any claims that he may have:  (a) arising from acts or conduct occurring after the date that he signs the Agreement; (b) for compensation for illness or injury or medical expenses under any worker's compensation statute; (c) for benefits under any plan currently maintained by the Company that provides for retirement benefits or under the Company’s Deferred Compensation Plan (however, Pennypacker agrees and acknowledges that the payment(s) and benefits provided in paragraphs 3.a., thru 3.f. above shall not be considered or included for purposes of any retirement benefit contribution or plan); (d) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; (e) any claims for coverage under officers or directors insurance maintained by the Company for conduct or action that occurred prior to the Separation Date; (f) any claim for breach of this Agreement; or (g) any claim that by law cannot be released or waived.

9.Government Cooperation.  Nothing in this Agreement prohibits Pennypacker from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar State agency.  Further, Pennypacker understands that nothing in this Agreement (including any obligation in paragraphs 5, 6 or 10, or their subparagraphs) prohibits him from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.  Further, Pennypacker does not need the prior authorization of the Company to make any such reports or disclosures and he is not required to notify the Company that he made such reports or disclosures.

10.Confidentiality & Non-Solicitation Obligations.  To the extent Pennypacker has executed an agreement (or agreements) with the Company that restricts (or restrict) his use of confidential information or competitive activities after his employment ends, he expressly reaffirms those commitments, and subparagraphs 10.a, 10.b., 10.c. and 10.d. shall be viewed as supplements and additional obligations to such agreement(s) and Pennypacker acknowledges that he will comply with whichever such obligations are the most restrictive.  Pennypacker acknowledges that the severance pay and benefits made available to him in this Agreement are partly provided in return for his agreement to this paragraph 10 and the subparagraphs immediately below.

a.Background. Pennypacker acknowledges that during the course of his employment for Manitowoc, he was provided access to and was permitted to use confidential information (as defined in subparagraph 10.b. below) and / or trade secrets, which could be used by him in the future to gain an unfair competitive advantage if he did not comply with the provisions in this paragraph.  Therefore, he agrees to the confidentiality, non-solicitation, non-compete, and non-interference obligations in subparagraphs 10.b. thru 10.e., which shall apply during the twenty-four (24)-month period following the Separation Date:

b.Confidentiality.  Pennypacker agrees to hold in strict confidence and, except as Manitowoc may otherwise authorize in writing, not disclose to any person, entity or organization, any confidential information that he received, acquired or reviewed in connection with the performance of his employment on behalf of Manitowoc.  For purposes of paragraph 10 (and the subparagraphs), “confidential information” includes Manitowoc’s customer/client information, supplier information, product information, design and construction information, pricing and profitability information, sales and marketing strategies and techniques, and business ideas or practices.  The restriction on use and disclosure contained in this subparagraph shall not apply to such information that is of general knowledge in the industry through no fault or act of his own.

c.Non-Solicitation of Customers. Without limiting the generality of subparagraph 10.b. above, during the twenty-four (24)-month period following his Separation Date, Pennypacker agrees that he will not, directly or indirectly, either separately, jointly, or in association with others, solicit or otherwise contact any of the Manitowoc customers/clients (for purposes of this paragraph, a customer/client is a person or organization that had actually purchased Manitowoc products or services in the two-year period prior to the Separation Date) with whom he had contact, responsibility for, or had acquired confidential information about by virtue of his employment with Manitowoc during the two-year period that preceded the Separation Date, if such solicitation or contact is for the general purpose of selling or marketing products or services that satisfy the same general needs as any products or services that Manitowoc has available for sale to its customers during this non-solicitation period.

d.Non-Compete.  Without limiting the generality of subparagraph 10.b. above, during the twenty-four (24)-month period following his Separation Date, Pennypacker agrees he will not, on his own behalf, or on behalf of any other person or entity, directly or indirectly, provide services to a direct competitor in a role where his knowledge of confidential information is likely to affect his decisions or actions for the direct competitor, to the detriment of the Company. For purposes of paragraph 10 (and the subparagraphs), a “direct competitor” is a person, business or company, anywhere in the United States that provides products or services that satisfy the same general needs as any products or services that Manitowoc has available for sale to its customers.

e.Non-Interference.  Without limiting the generality of subparagraph 10.b. above, during the twenty-four (24)-month period following his Separation Date, Pennypacker agrees he shall not, either personally or in conjunction with others either (i) solicit, interfere with, or endeavor to cause any restricted employee of the Company to leave his or her employment in order to work for a direct competitor, or (ii) otherwise induce or attempt to induce any such restricted employee to terminate employment with the Company in order to work for a director competitor.  For purposes of paragraph 10 (and the subparagraphs), a “restricted employee” is an employee of the Company with whom Pennypacker had a managing, reporting, or other special relationship, which could be exploited by him to persuade the restricted employee to leave his or her employment with the Company, and whom has special knowledge and/or information (including access to confidential information) that could cause the Company damage/harm if he or she went to work for a direct competitor.  Nothing in this paragraph 10 (or its subparagraphs) is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

f.No Conflict with NLRA Intended.  Pennypacker understands that nothing in this paragraph 10 (or its subparagraphs) is intended to conflict with any requirements under the NLRA or prohibit him from engaging in actual protected concerted activity under the NLRA, such as discussing the terms or conditions of his employment or compensation.

g.Trade Secrets/Defend Trade Secrets Act.  Nothing in this Agreement (or any prior agreement on confidentiality to which Pennypacker may be subject) diminishes or limits any protection granted by law to trade secrets or relieves Pennypacker of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.  Additionally, nothing in this Agreement (or any prior agreement on confidentiality to which Pennypacker may be subject) is intended to discourage him from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

(i)An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (or any prior agreement on confidentiality to which Pennypacker may be subject) shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.Non-admission. Pennypacker and the Company both acknowledge and agree that nothing in this Agreement is meant to suggest that the Company has violated any law or contract or that he has any claim against the Company.

12.Voluntary Agreement.  Pennypacker acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

13.Consulting An Attorney.  Pennypacker acknowledges that the Company has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement; and, that he has done so.

14.Obligation to Pay Attorney Fees and Costs.  Pennypacker understands and agrees that if he violates any of the commitments he has made in this Agreement, the Company may seek to recover all payments and/or the value of the benefits provided in paragraphs 3.a. thru 3.f. of this Agreement, with the exception of Ten Thousand Dollars ($10,000), and that, except as provided in paragraph 15, he will be responsible for paying the actual attorney fees and costs incurred by the Company in successfully enforcing this Agreement, defending a claim released by paragraph 5, or in successfully defending an action brought under this Agreement by Pennypacker.

Similarly, the Company understands and agrees that if it violates any of the commitments it has made in this Agreement, it will be responsible for paying the actual attorney fees and costs incurred by Pennypacker in successfully enforcing this Agreement or in successfully defending an action brought under this Agreement by the Company.

15.Exception to Attorney Fees Obligation. The obligation to pay the Company’s attorney fees and costs does not apply to an action by Pennypacker regarding the validity of this Agreement under the ADEA.

16.Complete Agreement. Except as provided in paragraph 10, Pennypacker understands and agrees that this document contains the entire agreement between he and the Company relating to his employment and the termination of his employment, that this Agreement supersedes and displaces any prior agreements, including without limitation the Contingent Agreement, and/or discussions relating to such matters and that he may not rely on any such prior agreements or discussions.

17.Effective Date and Revocation. This Agreement shall not be effective until seven (7) days after Pennypacker signs it and returns it to Thomas L. Doerr, Jr., Senior Vice President, General Counsel and Secretary.  During that seven (7)-day period, Pennypacker may revoke his acceptance of this Agreement by delivering to Doerr a written statement stating he wishes to revoke this Agreement or not be bound by it. In addition, Pennypacker understands and agrees that this Agreement may be executed by him and the Company in counter-parts and that facsimile, copy or .pdf signatures shall be considered just as effective as original signatures.

18.Final and Binding Effect.  Pennypacker understands that if this Agreement becomes effective it will have a final and binding effect, and that by signing and not timely revoking this Agreement he may be giving up legal rights.

19.Resignation of All Board, Officerships and Director Positions.  Pennypacker  acknowledges and affirms his resignation from all Board, officerships, directorships or other positions that he held with the Company or any of its subsidiaries or affiliates as of the Separation Date, including, but not limited to, for or on behalf of the following:  The Manitowoc Company, Inc.,  Manitowoc (Bermuda) Ltd., Manitowoc Holdings (Cayman Islands) Ltd., Manitowoc Grove (Cayman Islands) Ltd., Manitowoc Potain (Cayman Islands) Ltd., The Manitowoc Company Foundation.

20.Future Cooperation.  As with advisory role services, during the Severance Period, Pennypacker agrees to cooperate with the Company and to provide to the Company truthful information, testimony or affidavits requested in connection with any matter that arose during his employment.  Pennypacker acknowledges that the severance pay he is receiving is partially provided in return for this specific obligation.  This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment he may have at the time of request.  The Company agrees to reimburse Pennypacker for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the Company.

21.Return of Property.  Pennypacker acknowledges an obligation and agrees to return all Company property, unless otherwise specified in this paragraph.  This includes, whether in paper or electronic form, all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, iPads, personal digital assistants, cellular telephones, iPhones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of the Company.  In addition, Pennypacker agrees to provide any and all access codes or passwords necessary to gain access to any computer, program or other equipment that belongs to the Company or is maintained by the Company or on Company property.  Further, Pennypacker acknowledges an obligation and agrees not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops.

22.Divisibility of Agreement or Modification by Court.  Pennypacker understands that, to the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision.  Pennypacker agrees that in the event that any provision of this Agreement is held to be invalid, it shall be, to the extent permitted by law, modified as necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision.  Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then Pennypacker understands and agrees that such provision shall be considered expunged (eliminated), and he further agrees that the remaining provisions shall be treated as in full force and effect as if this Agreement had been executed by him after the expungement (elimination) of the invalid provision.

23.Representations. By signing this Agreement, Pennypacker represents that he has read this entire document and understands all of its terms.

24. 21-Day Consideration Period.  Pennypacker may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day he received it, which will be no later than the Separation Date.  If this Agreement is not signed, dated and returned to Doerr within twenty-two (22) days, the offer of severance payments and benefits described in paragraph 3 will no longer be available.  Pennypacker acknowledges that should he sign and return this Agreement within the 21-day period identified in this subparagraph, he is knowingly waiving whatever additional time he may have up to the conclusion of the 21-day period for consideration of this Agreement.

25.Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) to avoid the imposition of any additional taxes or other adverse consequences under Code Section 409A, if Pennypacker is a “specified employee” for purposes of Code Section 409A, any payments of deferred compensation under this Agreement being made as a result of a separation from service shall be delayed until six (6) months after the Separation Date.  This Agreement is intended to meet the requirements of the "short-term deferral" exception, the "separation pay" exception and other exceptions under Code Section 409A and the regulations promulgated thereunder to the extent applicable. Notwithstanding anything in this Agreement to the contrary, to the extent required for compliance with Code Section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable.  For purposes of Code Section 409A, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  In no event may Pennypacker designate the year of payment for any amounts payable under this Agreement.  The Company does not guarantee that the payments or other benefits under this Agreement will comply with, or be exempt from, Code Section 409A, or receive any other specific tax treatment.

26.Exclusive Jurisdiction and Venue/Jury Waiver.  PENNYPACKER AND MANITOWOC AGREE THAT THIS AGREEMENT SHALL BE APPLIED AND INTERPRETED UNDER THE LAWS OF THE STATE OF WISCONSIN, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.  ANY DISPUTE RELATING TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A STATE OR FEDERAL COURT WITH JURISDICTION IN MILWAUKEE COUNTY, WISCONSIN; BOTH EMPLOYEE AND MANITOWOC CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS.  IN ADDITION, PENNYPACKER AND MANITOWOC BOTH ACKNOWLEDGE AND AGREE THAT EACH, BY EXECUTING THIS AGREEMENT, IS AFFIRMATIVELY WAIVING ANY RIGHT OR OPPORUTNITY TO HAVE ANY DISPUTE UNDER THIS AGREEMENT RESOLVED BY A JURY, AND SUCH DISPUTES SHALL ONLY BE RESOLVED BY A COURT HAVING JURISDICTION OVER THE MATTER.

(Remainder of page, intentionally left blank; signatures on next page.)

Employee: Signature: /s/ Barry L. Pennypacker Printed Name: Barry L. Pennypacker	Date Signed: August 5, 2020
Company: Signature: /s/ Thomas L. Doerr, Jr Printed Name: Thomas L. Doerr, Jr. Its (title): Senior Vice President & General Counsel